Exhibit 99.1

Tactile Systems Technology, Inc. Reports Second Quarter 2026 Financial Results

MINNEAPOLIS, MN, August 10th, 2026 – Tactile Systems Technology, Inc. (“Tactile Medical”; the “Company”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today reported financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Summary and Recent Business Highlights:

●	Total revenue increased 9% year-over-year to $85.7 million
●	Gross margin expanded to 76% from 75% in Q2 2025
●	Net income increased to $7.8 million from $3.2 million in Q2 2025
●	Adjusted EBITDA increased to $11.4 million from $7.7 million in Q2 2025
●	Entered into an exclusive U.S. distribution agreement with ElastiMed, Inc. to distribute the MyoSleeve™ Wearable Compression Device to Veterans and active-duty service members and their dependents
●	Commercially launched the next-generation AffloVest Airway Clearance Therapy system
●	Repurchased $5.3 million of stock under the Company’s share repurchase program
●	Publication of six-month clinical results from the Company's randomized controlled trial evaluating Flexitouch® Plus for the treatment of head and neck cancer-related lymphedema

“We are encouraged by our strong momentum in the second quarter. We delivered solid revenue growth, expanded gross margin, and generated meaningful adjusted EBITDA, underscoring the strength of our business model and our team’s disciplined execution,” said Sheri Dodd, Chief Executive Officer of Tactile Medical. “Our core lymphedema business remains healthy and our view of the long-term opportunity for AffloVest to be a leading high frequency chest wall oscillation technology therapy is unchanged despite the impact of a temporary inventory management dynamic related to the launch of our next-generation AffloVest system during the quarter.”

Ms. Dodd continued, “Operationally, we made tangible progress furthering our broader strategy. We advanced integration activities for LymphaTech, which expands our portfolio across the lymphedema care continuum, launched our next-generation AffloVest system, and secured exclusive Department of Veterans Affairs and Department of Defense distribution rights for MyoSleeve. These product and capability investments strengthen and broaden our patient reach and market expansion, enabling diagnostic and therapy options for patients and providers.  With a clear growth and leverage strategy and a differentiated portfolio, we believe Tactile Medical is well-positioned for sustainable, profitable growth in the years ahead.”

Second Quarter 2026 Financial Results

Total revenue in the second quarter of 2026 increased $6.8 million, or 9%, to $85.7 million, compared to $78.9 million in the second quarter of 2025. The increase in total revenue was attributable to an increase of $7.7 million, or 12%, in sales and rentals of the lymphedema product line, partially offset by a decrease of $0.9 million, or 7%, in sales of the airway clearance product line, due to temporary inventory management dynamics associated with the launch of the Company’s next-generation AffloVest system among a few large DME providers during the quarter.

Gross profit in the second quarter of 2026 increased $6.6 million, or 11%, to $65.3 million, compared to $58.8 million in the second quarter of 2025. Gross margin was 76% of revenue, compared to 75% of revenue in the second quarter of 2025. Gross margin improvement reflected continued operating execution and product cost discipline.

Operating expenses in the second quarter of 2026 increased $3.8 million, or 7%, to $58.5 million, compared to $54.7 million in the second quarter of 2025. The increase primarily reflected continued investments to support long-term growth initiatives.

Operating income was $6.8 million in the second quarter of 2026, compared to $4.1 million in the second quarter of 2025.

Income tax benefit was $0.4 million in the second quarter of 2026, compared to an income tax expense of $1.3 million in the second quarter of 2025.

Net income in the second quarter of 2026 was $7.8 million, or $0.34 per diluted share, compared to $3.2 million, or $0.14 per diluted share, in the second quarter of 2025.

Weighted average shares used to compute diluted net income per share were 23.1 million and 23.2 million for the second quarters of 2026 and 2025, respectively.

Adjusted EBITDA was $11.4 million in the second quarter of 2026, compared to $7.7 million in the second quarter of 2025, reflecting revenue growth, gross margin expansion and disciplined expense management.

First Six Months 2026 Financial Results

Total revenue for the six months ended June 30, 2026, increased $20.8 million, or 15%, to $161.0 million, compared to $140.2 million for the six months ended June 30, 2025. The increase in total revenue was attributable to an increase of $19.3 million, or 17%, in sales and rentals of the lymphedema product line and an increase of $1.5 million, or 6%, in sales of the airway clearance product line for the six months ended June 30, 2026, compared to the six months ended June 30, 2025.

Net income for the six months ended June 30, 2026, was $6.0 million, or $0.26 per diluted share, compared to $0.2 million, or $0.01 per diluted share, for the six months ended June 30, 2025.

Weighted average shares used to compute diluted net income per share were 23.1 million and 23.7 million for the six months ended June 30, 2026 and 2025, respectively.

Adjusted EBITDA was $15.1 million in the six months ended June 30, 2026, compared to $7.4 million in the six months ended June 30, 2025.

Balance Sheet Summary

As of June 30, 2026, the Company had $69.9 million in cash and no outstanding borrowings under its credit agreement, compared to $83.4 million in cash and no outstanding borrowings under its credit agreement as of December 31, 2025. The Company repurchased $5.3 million of its stock during the second quarter under its repurchase program. As of June 30, 2026, $18.7 million remained available under the Company’s $25.0 million share repurchase program, which expires November 3, 2027.

2026 Financial Outlook

The Company is updating its 2026 financial outlook and now expects full year 2026 total revenue in the range of $360 million to $366 million, representing growth of approximately 9% to 11% year-over-year, compared to total revenue of $329.5 million in 2025. The Company’s prior 2026 guidance expectation was total revenue in the range of $360 million to $368 million, representing growth of approximately 9% to 12% year-over-year.

The Company continues to expect full year 2026 adjusted EBITDA in the range of $49 million to $51 million, compared to adjusted EBITDA of $44.8 million in 2025.

The revised revenue outlook reflects continued confidence in the Company's lymphedema product line, partially offset by a more conservative view of airway clearance product line ordering patterns as certain DME providers work through near-term elevated inventory levels related to the launch of the Company’s next-generation AffloVest system.

Conference Call

Management will host a conference call with a question-and-answer session at 5:00 p.m. Eastern Time on August 10, 2026, to discuss the results of the quarter. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13761142. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13761142. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic respiratory conditions by helping them live better and care for themselves at home. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements, including guidance for the full year 2026. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the Company’s ability to obtain reimbursement from third-party payers for its products; adverse economic conditions, including inflation, rising interest rates or a recession; the adequacy of the Company’s liquidity to pursue its business objectives; price increases for supplies and components; wage and component price inflation; loss of a key supplier or other supply chain disruptions; entry of new competitors and/or competitive products; compliance with and changes in federal, state and local government laws and regulations; technological obsolescence of, or quality issues with, the Company’s products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus litigation-related costs, plus executive transition costs, and plus acquisition and integration costs. Reconciliation of this non-GAAP financial measure to its most directly comparable GAAP measure is included in this press release.

This non-GAAP financial measure is presented because the Company believes it is a useful indicator of its operating performance. Management uses this measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes this measure is useful to investors as supplemental information and because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes this non-GAAP financial measure is useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measure presented in this release should not be considered as an alternative to, or superior to, its respective GAAP financial measure, as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Investor Inquiries:

Sam Bentzinger

Gilmartin Group

investorrelations@tactilemedical.com

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	June 30,	December 31,
(In thousands, except share and per share data)	2026	2025
Assets
Current assets
Cash	$69,853	$83,446
Accounts receivable, net	43,140	43,876
Net investment in leases	14,927	15,754
Inventories	16,845	14,025
Income taxes receivable	912	—
Prepaid expenses and other current assets	11,925	8,066
Total current assets	157,602	165,167
Non-current assets
Property and equipment, net	5,849	5,117
Right of use operating lease assets	12,553	13,798
Intangible assets, net	44,747	39,167
Goodwill	39,554	31,063
Deferred income taxes	8,703	9,783
Other non-current assets	10,660	9,847
Total non-current assets	122,066	108,775
Total assets	$279,668	$273,942
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,923	$4,968
Accrued payroll and related taxes	15,615	19,378
Accrued expenses	8,423	8,531
Income taxes payable	—	1,428
Operating lease liabilities	3,095	3,195
Other current liabilities	3,197	3,457
Total current liabilities	38,253	40,957
Non-current liabilities
Accrued warranty reserve, non-current	1,079	1,045
Income taxes payable, non-current	370	275
Operating lease liabilities, non-current	11,267	12,763
Other non-current liabilities	4,863	—
Total non-current liabilities	17,579	14,083
Total liabilities	55,832	55,040
Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 22,701,241 shares issued and outstanding as of June 30, 2026; 22,438,926 shares issued and outstanding as of December 31, 2025	23	22
Additional paid-in capital	162,851	163,940
Retained earnings	60,962	54,940
Total stockholders’ equity	223,836	218,902
Total liabilities and stockholders’ equity	$279,668	$273,942

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2026	2025	2026	2025
Revenue
Sales revenue	$76,489	$70,531	$143,455	$123,000
Rental revenue	9,209	8,374	17,510	17,173
Total revenue	85,698	78,905	160,965	140,173
Cost of revenue
Cost of sales revenue	17,628	17,483	32,887	31,374
Cost of rental revenue	2,721	2,629	5,115	4,660
Total cost of revenue	20,349	20,112	38,002	36,034
Gross profit
Gross profit - sales revenue	58,861	53,048	110,568	91,626
Gross profit - rental revenue	6,488	5,745	12,395	12,513
Gross profit	65,349	58,793	122,963	104,139
Operating expenses
Sales and marketing	32,012	30,039	64,744	57,555
Research and development	2,501	2,018	5,277	3,759
Reimbursement, general and administrative	23,360	22,034	46,404	42,032
Intangible asset amortization and earn-out	650	619	1,246	1,252
Total operating expenses	58,523	54,710	117,671	104,598
Income (loss) from operations	6,826	4,083	5,292	(459)
Interest income	561	850	1,227	1,745
Interest expense	(19)	(410)	(47)	(834)
Other income	—	1	—	1
Income before income taxes	7,368	4,524	6,472	453
Income tax (benefit) expense	(417)	1,307	450	210
Net income	$7,785	$3,217	$6,022	$243
Net income per common share
Basic	$0.34	$0.14	$0.27	$0.01
Diluted	$0.34	$0.14	$0.26	$0.01
Weighted-average common shares used to compute net income per common share
Basic	22,676,673	23,092,469	22,620,546	23,399,848
Diluted	23,058,902	23,237,671	23,135,040	23,679,220

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2026	2025
Cash flows from operating activities
Net income	$6,022	$243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,450	3,385
Deferred income taxes	42	(22)
Stock-based compensation expense	4,040	4,005
Loss on disposal of property and equipment and intangibles	73	68
Changes in assets and liabilities, net of acquisition:
Accounts receivable, net	755	11,851
Net investment in leases	827	83
Inventories	(2,820)	1,555
Income taxes payable	(2,245)	(611)
Prepaid expenses and other assets	(5,174)	(4,735)
Right of use operating lease assets	(351)	(289)
Accounts payable	2,886	2,319
Accrued payroll and related taxes	(3,763)	(5,245)
Accrued expenses and other liabilities	(827)	2,567
Net cash provided by operating activities	2,915	15,174
Cash flows from investing activities
Payments related to acquisition, net of cash acquired	(6,226)	—
Purchases of property and equipment	(2,102)	(748)
Intangible assets expenditures	(52)	(56)
Payment for exclusive distribution agreement	(3,000)	—
Net cash used in investing activities	(11,380)	(804)
Cash flows from financing activities
Payments on note payable	—	(1,500)
Proceeds from exercise of common stock options	197	10
Proceeds from the issuance of common stock from the employee stock purchase plan	1,032	843
Payments for repurchases of common stock	(6,357)	(26,562)
Net cash used in financing activities	(5,128)	(27,209)
Net decrease in cash	(13,593)	(12,839)
Cash – beginning of period	83,446	94,367
Cash – end of period	$69,853	$81,528

Supplemental cash flow disclosure
Cash paid for interest	$34	$828
Cash paid for taxes	$2,645	$892
Accrued excise tax on stock repurchases	$—	$210
Capital expenditures incurred but not yet paid	$147	$58

The following table summarizes revenue by product line for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2026	2025	2026	2025
Revenue
Lymphedema products	$73,630	$65,969	$135,851	$116,524
Airway clearance products	12,068	12,936	25,114	23,649
Total	$85,698	$78,905	$160,965	$140,173

Percentage of total revenue
Lymphedema products	86%	84%	84%	83%
Airway clearance products	14%	16%	16%	17%
Total	100%	100%	100%	100%

The following table contains a reconciliation of net income to Adjusted EBITDA for the three and six months ended June 30, 2026 and 2025, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Income to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
(Dollars in thousands)	2026	2025	$	%	2026	2025	$	%
Net income	$7,785	$3,217	$4,568	142%	$6,022	$243	$5,779	N.M. %
Interest (income) expense, net	(542)	(440)	(102)	23%	(1,180)	(911)	(269)	30%
Income tax (benefit) expense	(417)	1,307	(1,724)	(132)%	450	210	240	114%
Depreciation and amortization	1,811	1,659	152	9%	3,450	3,385	65	2%
Stock-based compensation	2,260	1,939	321	17%	4,040	4,005	35	1%
Acquisition & integration costs	156	—	156	—%	973	—	973	—%
Litigation-related costs	—	—	—	—%	1,000	—	1,000	—%
Executive transition costs	360	—	360	—%	360	491	(131)	(27)%
Adjusted EBITDA	$11,413	$7,682	$3,731	49%	$15,115	$7,423	$7,692	104%

“N.M.” Not Meaningful

The following table contains a reconciliation of net income to Adjusted EBITDA for the year ended December 31, 2025:

Tactile Systems Technology, Inc.
Reconciliation of Net Income to Non-GAAP Adjusted EBITDA
(Unaudited)

Year Ended
(Dollars in thousands)	December 31, 2025
Net income	$19,086
Interest (income) expense, net	(2,059)
Income tax expense	12,253
Depreciation and amortization	6,644
Stock-based compensation	8,357
Executive transition costs	491
Adjusted EBITDA	$44,772

The following table contains a reconciliation of GAAP net income guidance range to the Adjusted EBITDA guidance range for the twelve months ending December 31, 2026:

Tactile Systems Technology, Inc.
Reconciliation of FY 2026 GAAP Net Income to Adjusted EBITDA Guidance
(Unaudited)

	Year Ended
	December 31, 2026
(Dollars in thousands)	Low	High
Net income	$23,230	$24,670
Interest (income) expense, net	(2,380)	(2,380)
Income tax expense	9,420	9,980
Depreciation and amortization	7,510	7,510
Stock-based compensation	8,550	8,550
Acquisition & integration costs	1,310	1,310
Executive transition costs	360	360
Litigation-related costs	1,000	1,000
Adjusted EBITDA	$49,000	$51,000

Investor Inquiries:

Sam Bentzinger

Gilmartin Group

investorrelations@tactilemedical.com